Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form F-1 of VCI Global Limited (the “Company”) of our report dated May 13, 2025, relating to the audit of the consolidated statements of financial position of the Company as of December 31, 2023 and 2024 and the related consolidated statements of profit or loss and other comprehensive income, changes in equity and cash flows in each of the years for the two-year period ended Decemberr 31, 2024, and the related notes included herein.

We also consent to the reference to our Firm under the heading “Experts” in such Registration Statement.

/s/ WWC, P.C.
San Mateo, California	WWC, P.C.
September 29, 2026	Certified Public Accountants
PCAOB ID: 1171